EXHIBIT 21.1

Subsidiaries of Limbach Holdings, Inc.

Subsidiary	State of Formation
Limbach Holdings LLC	Delaware
Limbach Facility Services LLC	Delaware
Harper Limbach Construction LLC	Delaware
Harper Limbach LLC	Delaware
Limbach Company LP	Delaware
Limbach Company LLC	Delaware
Limbach Facility & Project Solutions LLC	Delaware
Jake Marshall, LLC	Tennessee
Coating Solutions, LLC	Tennessee
Acme Industrial Piping, LLC	Tennessee
Industrial Air, LLC	North Carolina
Kent Island Mechanical, LLC	Maryland
Consolidated Mechanical, LLC	Kentucky
Pioneer Power, LLC	Delaware